Exhibit 99.2

General Moly Announces Third Quarter Results

LAKEWOOD, Colo.--(BUSINESS WIRE)--October 29, 2010--General Moly (NYSE Amex: GMO) (TSX: GMO) announced its unaudited financial results for the third quarter ended September 30, 2010. Net loss for the three month period ended September 30, 2010 was approximately $6.3 million ($0.09 per share), compared to a loss of $2.4 million ($0.03 per share) for the year ago period. Net loss for the nine month period ended September 30, 2010 was approximately $12.4 million ($0.17 per share), compared to a loss of $8.1 million ($0.11 per share) for the year ago period. Net loss for the third quarter was impacted by the previously-announced $5 million ($4 million attributable to General Moly) write down associated with the release of the Eureka Canyon Subdivision Lease.

Consolidated cash balance at the end of the third quarter was approximately $17 million compared to approximately $23 million at the end of the second quarter and approximately $49 million at the end of 2009. During the third quarter, cash use of approximately $6 million was the result of $4 million in development and milling equipment deposit costs and approximately $2 million in General and Administrative costs. The Company anticipates receiving $40 million from the closing of Tranche 1 of the Hanlong equity financing on December 20, 2010, as announced in a separate release on October 26, 2010.

The Company anticipates spending approximately $2 million on previously contracted long-lead milling equipment and associated freight and tax payments in the fourth quarter, in addition to ongoing administrative costs of approximately $3 million. Financial information is included at the end of this release.

FINANCING UPDATE

As announced on October 8, Hanlong received formal approval for the equity investment from the Chinese National Development and Reform Commission. On October 12, Hanlong received the Certificate of Overseas Investment as approval from the Chinese Ministry of Commerce and has filed that Certificate with the State Administration of Foreign Exchange, thus substantially satisfying Hanlong’s Tranche 1 investment conditions. As previously announced, Hanlong will close its purchase of the first $40 million equity tranche in General Moly, representing a 12.5% fully diluted stake and approximately 12 million shares, on December 20, 2010.

PERMITTING UPDATE

The Preliminary Draft Environmental Impact Statement (PDEIS) was completed and provided to Cooperating Agencies on August 18, 2010. These Agencies, in addition to the Company and the Environmental Protection Agency, provided comments on the PDEIS to the Bureau of Land Management (BLM) on September 23, 2010. The BLM and its independent EIS contractor are currently in the process of reviewing and incorporating the comments into a Draft EIS (DEIS). Once the DEIS is complete, the BLM will advance the DEIS through the Notice of Availability process, which is the procedural step to publishing the document in the Federal Register. The Company continues to expect the DEIS to be published later this year, but the time requirement for the BLM to assess comments and to revise the PDEIS, which the Company does not control, could push DEIS publication into early-2011. Following publication of the DEIS, the general public will review and comment on the DEIS and these comments will be considered by the BLM in preparing a Final EIS prior to the issuance of the Record of Decision, which the Company continues to anticipate receiving in mid-2011.

In June 2010, the Company filed change applications with the State Engineer’s office requesting permits to withdraw water at well locations matching those incorporated in the Company’s final hydrology models now approved by the BLM. These change applications went through a publication and protest period, which ended August 23, 2010. The State Engineer has set a hearing date for December 6, 2010, where protests to the Company’s water applications will be heard. Following the hearing, the State Engineer will issue a ruling with respect to the Company’s water applications. The Company remains confident that the State Engineer will rule favorably, and it will be granted required water permits for the Mt. Hope Project in sufficient time to maintain the Company’s current project development timeline.

Following the creation of the Agricultural Sustainability Trust and the Eureka Producer’s Cooperative’s withdrawal of all protests and appeals with respect to the Company’s water applications, the Company has focused on working with the Commissioners of Eureka County to find a solution to the County’s opposition of the Company’s water applications. The Company's scientific studies continue to indicate that Mt. Hope’s water pumping in Kobeh Valley will have virtually no impact to water in Diamond Valley.

ENGINEERING AND EQUIPMENT PROCUREMENT UPDATE

The Company will restart engineering efforts, which had been paused in March 2009 to conserve cash, following the publication of the Draft EIS. Equipment procurement efforts, which had also been paused, will resume later in the year or early next year. Although the Company has secured orders for most of the long-lead milling equipment, firm orders for much of the mobile mine fleet and other process equipment must still be placed.

MOLYBDENUM MARKET UPDATE

Over the third quarter of 2010, according to Platts Metals Week, spot molybdenum prices peaked at $16.03 per pound at the beginning of September after trading up from a low of $13.88 per pound in mid-July. The market ended the third quarter with a price of $15.35. Price weakness in July was attributed to seasonal summer slowdown due to the European holiday season while higher prices later in the quarter were attributed to a resumption of normal market activities after the summer slowdown. At present, the market seems relatively balanced with prices hovering around the $15 per pound level.

China remains a net importer of molybdenum through August, importing approximately 5.5 million net pounds year-to-date. Low levels of raw exports from China continue to force Korean and Japanese steel producers to source molybdenum from the West.

Additional information on the Company’s third quarter 2010 results will be available in General Moly’s 2010 Form 10-Q, which will be filed with the Securities and Exchange Commission and posted on the Company’s website.

GENERAL MOLY, INC. (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED BALANCE SHEETS (Unaudited - In thousands except per share amounts)

	September 30, 2010	December 31, 2009

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$17,275	$48,614
Deposits, prepaid expenses and other current assets	72	179
Total Current Assets	17,347	48,793
Mining properties, land and water rights	107,279	101,190
Deposits on project property, plant and equipment	67,553	42,648
Restricted cash held for electricity transmission	12,286	12,286
Restricted cash held for reclamation bonds	1,133	1,133
Non-mining property and equipment, net	401	553
Other assets	2,994	2,994
TOTAL ASSETS	$208,993	$209,597
LIABILITIES, CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$4,475	$3,799
Current portion of long term debt	139	163
Total Current Liabilities	4,614	3,962
Provision for post closure reclamation and remediation costs	561	586
Deferred gain	200	100
Long term debt, net of current portion	10,267	268
Total Liabilities	15,642	4,916

COMMITMENTS AND CONTINGENCIES

CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST	98,754	99,761

EQUITY
Common stock, $0.001 par value; 200,000,000 shares authorized, 72,592,538 and 72,437,538 shares issued and outstanding, respectively	73	72
Additional paid-in capital	189,332	187,290
Accumulated deficit before exploration stage	(213)	(213)
Accumulated deficit during exploration and development stage	(94,595)	(82,229)
Total Equity	94,597	104,920
TOTAL LIABILITIES, CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST AND EQUITY	$208,993	$209,597

GENERAL MOLY, INC. (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited - In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended		January 1, 2002 (Inception of Exploration Stage) to September 30, 2010
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

REVENUES	$—	$—	$—	$—	$—
OPERATING EXPENSES:
Exploration and evaluation	191	273	499	638	38,009
Writedowns of development and deposits	5,038	378	5,038	378	5,416
General and administrative expense	2,037	1,705	7,741	7,341	56,349
TOTAL OPERATING EXPENSES	7,266	2,356	13,278	8,357	99,774
LOSS FROM OPERATIONS	(7,266)	(2,356)	(13,278)	(8,357)	(99,774)
OTHER INCOME AND EXPENSE
Interest and dividend income	3	6	9	15	3,972
Interest expense	(63)	—	(104)	—	(104)
Other income	—	—	—	—	65
TOTAL OTHER INCOME AND EXPENSE	(60)	6	(95)	15	3,933
LOSS BEFORE TAXES	(7,326)	(2,350)	(13,373)	(8,342)	(95,841)
Income Taxes	—	—	—	—	—
NET LOSS	$(7,326)	$(2,350)	$(13,373)	$(8,342)	$(95,841)
Less: Net loss attributable to contingently redeemable noncontrolling interest	1,007	—	1,007	239	1,246
NET LOSS ATTRIBUTABLE TO GENERAL MOLY, INC.	$(6,319)	$(2,350)	$(12,366)	$(8,103)	$(94,595)
Basic and diluted net loss attributable to General Moly per share of common stock	$(0.09)	$(0.03)	$(0.17)	$(0.11)
Weighted average number of shares outstanding – basic and diluted	72,571	72,393	72,562	72,154

GENERAL MOLY, INC. (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited - In thousands)

	Nine Months Ended		January 1, 2002 (Inception of Exploration Stage) to September 30, 2010
	September 30, 2010	September 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(13,373)	$(8,342)	$(95,841)
Adjustments to reconcile net loss to net cash used by operating activities:
Services and expenses paid with common stock	—	—	1,990
Repricing of warrants	585	—	585
Writedowns of development and deposits	5,038	378	5,416
Depreciation and amortization	273	259	1,170
Interest expense	104	—	104
Equity compensation for employees and directors	940	1,330	14,398
Decrease in deposits, prepaid expenses and other	107	112	20
Decrease in restricted cash held for electricity transmission	—	259	(12,286)
Increase (decrease) in accounts payable and accrued liabilities	424	(1,027)	3,789
(Decrease) increase in post closure reclamation and remediation costs	(25)	(145)	352
Net cash used by operating activities	(5,927)	(7,176)	(80,303)
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for the purchase of equipment	—	(7)	(1,424)
Purchase of securities	—	—	(137)
Purchase and development of mining properties, land and water rights	(10,534)	(17,520)	(105,167)
Deposits on property, plant and equipment	(24,905)	(9,093)	(67,931)
Proceeds from option to purchase agreement	100	100	200
Increase in restricted cash held for reclamation bonds	—	—	(642)
Cash provided by sale of marketable securities	—	—	246
Net cash used by investing activities	(35,339)	(26,520)	(174,855)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock, net of issuance costs	56	99	165,260
Proceeds from debt	10,000	—	10,000
Cash proceeds from POS-Minerals Corporation	—	—	100,000
Cash paid to POS-Minerals Corporation for purchase price adjustment	—	—	(2,994)
Decrease in restricted cash – Eureka Moly, LLC	—	13,878	—
Net (decrease) increase in leased assets	(129)	(97)	121
Net cash provided by financing activities	9,927	13,880	272,387
Net (decrease) increase in cash and cash equivalents	(31,339)	(19,816)	17,229
Cash and cash equivalents, beginning of period	48,614	78,462	46
Cash and cash equivalents, end of period	$17,275	$58,646	$17,275
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Equity compensation capitalized as development	$714	$714	$5,793
Restricted cash held for reclamation bond acquired in an acquisition	—	—	491
Post closure reclamation and remediation costs and accounts payable assumed in an acquisition	—	—	263
Common stock and warrants issued for property and equipment	—	—	1,586

General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world's largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections. Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company. These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes. The closing of the Hanlong transaction and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled. For a detailed discussion of risks and other factors that may impact these forward-looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.

CONTACT:
General Moly
Investors:
Seth Foreman, 303-928-8591
sforeman@generalmoly.com
or
Business Development:
Greg McClain, 303-928-8601
gmcclain@generalmoly.com
info@generalmoly.com
http://www.generalmoly.com